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                                     [LOGO]

                            500 CLINTON CENTER DRIVE
                           CLINTON, MISSISSIPPI 39056

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                             Clinton,
                                                             Mississippi
                                                             April 22, 2002

    The annual meeting of the shareholders of WorldCom, Inc., a Georgia corporation, will be held on Thursday, May 23, 2002, at 10:00 a.m. local time, at 500 Clinton Center Drive, Clinton, Mississippi, for the purposes of:

    1.  electing a Board of eleven (11) directors;

    2. considering and acting upon a proposal to approve the performance goals and amendment to the maximum bonus provision of our Amended and Restated Performance Bonus Plan; and

    3. transacting such other business as properly may come before the meeting or any adjournments or postponements thereof.

    Holders of record of our WorldCom group stock, MCI group stock and Series D, E and F convertible preferred stock at the close of business on April 5, 2002, will be entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof.

    Your vote is important. Please vote in one of these ways:

    1.  use the toll-free telephone number shown on your proxy card;

    2.  visit and cast your vote at the web site listed on the proxy card; or

    3.  mark, sign and return the accompanying proxy.

    We are offering our shareholders the opportunity to consent to receive all documents issued by us including, but not limited to, prospectuses, proxy materials, annual reports and other routine company filings electronically by providing the appropriate information when you vote on the proposals via the Internet. By choosing to receive this information electronically, you help support us in our efforts to control escalating printing and postage costs, and we hope that our shareholders find this service convenient and useful. If you consent and we elect to deliver future documents to you electronically, then we will send you a notice (either by electronic mail or regular mail) explaining how to access these materials but will not send you paper copies of these materials unless you request them. We may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at our web site (www.wcom.com).

    By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents including, for example, future annual meeting materials or other documents issued by us. In addition, if you consent to electronic delivery, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of documents such as the proxy materials and annual report.

    A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 accompanies this notice.

                                          By Order of the Board of Directors
                                          SCOTT D. SULLIVAN
                                          SECRETARY

    WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY. A RETURN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.
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                                 WORLDCOM, INC.
                            500 CLINTON CENTER DRIVE
                           CLINTON, MISSISSIPPI 39056

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                            SOLICITATION OF PROXIES

    The enclosed proxy is solicited by our board of directors for use at the annual meeting of our shareholders to be held at 500 Clinton Center Drive, Clinton, Mississippi, on Thursday, May 23, 2002, at 10:00 a.m. local time and at any adjournments or postponements thereof. Holders of record of our voting securities at the close of business on April 5, 2002 will be entitled to receive notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please either (1) complete, sign and date the enclosed proxy and return it in the enclosed envelope or (2) vote your shares by telephone or via the Internet by following the instructions printed on the enclosed proxy card. Your shares will then be voted in accordance with your wishes. The first mailing of proxy statements and proxies to shareholders will occur on or about April 22, 2002. If, after sending in your proxy or voting by telephone or via the Internet, you decide to vote in person or desire to change or revoke your proxy vote, you may do so by:

    - notifying our Secretary in writing of such change or revocation at any time prior to the voting of the proxy;

    - submitting a later-dated proxy;

    - attending the meeting and voting in person;

    - calling the toll-free number on the enclosed proxy card and changing your vote, even if you did not previously vote by telephone; or

    - submitting a later vote via the Internet.

                               COMPANY SECURITIES

    On April 5, 2002, there were issued and outstanding 2,962,808,468 shares of WorldCom group stock, 118,325,109 shares of MCI group stock, 53,722 shares of our Series D junior convertible preferred stock, 64,047 shares of our Series E junior convertible preferred stock and 79,600 shares of our Series F junior convertible preferred stock.

    The holders of record of shares of WorldCom group stock and MCI group stock, as of the close of business on April 5, 2002, are entitled to cast one vote per share and 1.0065 votes per share, respectively, on all matters voted on by the holders of common stock generally, including the election of directors, and do not have cumulative voting rights. The holders of our Series D, E and F convertible preferred stock are entitled to vote together with holders of common stock as a single voting group on issues presented to a vote of our shareholders, except under certain limited conditions when such holders are entitled to vote as a separate class. The holders of our Series D, E and F convertible preferred stock are entitled to vote on the basis of one-tenth of a vote per such share held. The shares of our Series D, E and F convertible preferred stock do not carry cumulative voting rights. The presence, either in person or by proxy, of the holders of record of shares representing a majority of the votes entitled to be cast on a matter by the voting group is necessary to constitute a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, the holder is deemed present for quorum purposes for the remainder of the meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.
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                         ACTION TO BE TAKEN UNDER PROXY

    SHARES WILL BE VOTED AS INSTRUCTED IN THE ACCOMPANYING PROXY ON EACH MATTER SUBMITTED TO THE VOTE OF SHAREHOLDERS. IF ANY DULY EXECUTED PROXY IS RETURNED WITHOUT VOTING INSTRUCTIONS, THE PERSONS NAMED AS PROXIES THEREON INTEND TO VOTE ALL SHARES REPRESENTED BY SUCH PROXY AS FOLLOWS:

    (1) FOR the election of the persons named herein as nominees for our board of directors to hold office until our 2003 annual meeting of shareholders and until their successors have been duly elected and qualified;

    (2) FOR the approval of the performance goals and amendment of the maximum bonus provision of our Amended and Restated Performance Bonus Plan; and

    (3) in their discretion on the transaction of such other business as properly may come before the meeting or any adjournments or postponements thereof.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    As of April 5, 2002, there were no persons, individually or as a group, known to us to be deemed to be the beneficial owners of more than five percent of our issued and outstanding WorldCom group stock, MCI group stock or Series D, E and F convertible preferred stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of WorldCom group stock and MCI group stock, as of April 5, 2002 by:

    - each member of our board of directors;

    - each of our named executive officers; and

    - all directors and executive officers as a group.

    As of April 5, 2002, we are not aware of any persons, individually or as a group, who were the beneficial owners of more than five percent of our issued and outstanding common stock or preferred stock. No person listed on the following table is the beneficial owner of any shares of our preferred stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

                                                           NUMBER OF SHARES BENEFICIALLY OWNED (1)
                                                     ---------------------------------------------------
                                                      WORLDCOM     PERCENT OF       MCI       PERCENT OF
NAME OF BENEFICIAL OWNER                             GROUP STOCK   CLASS (1)    GROUP STOCK   CLASS (1)
------------------------                             -----------   ----------   -----------   ----------
James C. Allen (2).................................     412,749          *          14,767          *
Judith Areen (3)...................................     113,849          *           1,386          *
Carl J. Aycock (4).................................     972,875          *          37,719          *
Ronald R. Beaumont (5).............................   2,063,798          *               0          *
Max E. Bobbitt (6).................................     433,749          *          13,429          *
Bernard J. Ebbers (7)..............................  26,946,871          *         697,528          *
Francesco Galesi (8)...............................   1,800,393          *          73,905          *
Stiles A. Kellett, Jr. (9).........................   6,120,361          *         239,885          *
Gordon S. Macklin (10).............................     224,387          *           2,863          *
Bert C. Roberts, Jr. (11)..........................   1,705,968          *          79,169          *
John W. Sidgmore (12)..............................   5,534,544          *          91,648          *
Scott D. Sullivan (13).............................   3,264,438          *             223          *
All Directors and current executive officers as a
  group (12 persons) (14)..........................  49,593,982        1.7%      1,252,522        1.1%

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*   Less than one percent.

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(1) Based on 2,962,808,468 shares of WorldCom group stock and 118,325,109 shares of MCI group stock issued and outstanding as of April 5, 2002, plus, as to the holder thereof only, upon exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after April 5, 2002.

(2) Includes 1,026 WorldCom group shares and 41 MCI group shares owned by Mr. Allen's spouse, as to which beneficial ownership is disclaimed; 20,058 WorldCom group shares and 802 MCI group shares held in a revocable trust as to which Mr. Allen is a co-trustee; and 43,536 WorldCom group shares purchasable upon exercise of options.

(3) Includes 84,950 WorldCom group shares purchasable upon exercise of options.

(4) Includes 8,364 WorldCom group shares and 334 MCI group shares owned by Mr. Aycock's spouse; 129,873 WorldCom group shares purchasable upon exercise of options; and 3,312 WorldCom group shares and 132 MCI group shares held as custodian for children.

(5) Represents 2,063,798 WorldCom group shares purchasable upon exercise of options.

(6) Includes 103,145 WorldCom group shares purchasable upon exercise of options; and 330,604 WorldCom group shares and 13,429 MCI group shares as to which Mr. Bobbitt shares voting and investment power with his spouse.

(7) Includes 35,551 WorldCom group shares and 1,422 MCI group shares held as custodian for children; and 9,510,678 WorldCom group shares purchasable upon exercise of options.

(8) Includes 1,693,655 WorldCom group shares and 67,746 MCI group shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 103,145 WorldCom group shares purchasable upon exercise of options.

(9) Includes 38,250 WorldCom group shares and 1,530 MCI group shares owned by Mr. Kellett's spouse; 212,554 WorldCom group shares and 24,531 MCI group shares owned by family partnerships, as to which Mr. Kellett is the general partner; 60,750 WorldCom group shares and 2,430 MCI group shares owned by a partnership as to which Mr. Kellett is the general partner; 4,952,000 WorldCom group shares and 160,060 MCI group shares subject to a forward sale agreement as to which Mr. Kellett has voting power but no dispositive power; and 129,873 WorldCom group shares purchasable upon exercise of options held by a family partnership as to which Mr. Kellett is the general partner.

(10) Includes 129,057 WorldCom group shares and 2,562 MCI group shares owned by a family trust as to which Mr. Macklin is sole trustee and beneficiary; and 93,557 WorldCom group shares purchasable upon exercise of options.

(11) Includes 150,000 WorldCom group shares and 25,000 MCI group shares owned by a limited partnership in which Mr. Roberts is a general partner; and 698,602 WorldCom group shares purchasable upon exercise of stock options. Does not include 112,500 WorldCom group shares and 10,000 MCI group shares held by Mr. Roberts' spouse in which shares Mr. Roberts disclaims beneficial ownership.

(12) Includes 3,253,637 WorldCom group shares purchasable upon exercise of options; and 15,070 WorldCom group shares held in trusts for which Mr. Sidgmore is sole trustee with sole voting and dispositive power.

(13) Includes 3,259,083 WorldCom group shares purchasable upon exercise of options.

(14) Includes an aggregate of 19,473,877 WorldCom group shares purchasable upon exercise of options.

                         ITEM 1. ELECTION OF DIRECTORS

    Our bylaws provide that our board of directors shall consist of not less than three directors, with the number to be determined from time to time by our board of directors. Our board of directors has currently fixed the number of directors at eleven. Accordingly, eleven directors are to be elected at the 2002 annual meeting as hereinafter provided.

    All nominees have indicated their willingness to serve if elected and all nominees are currently directors of WorldCom. Should any nominee named herein for election become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by our board of directors. Our board of directors is not aware of any reason that might cause any nominee to be unavailable. Our board of directors recommends a vote "FOR" the election of all of the listed nominees.

    Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of the shareholders at which a quorum of the voting group involved is present. A majority of the votes entitled to be cast in the election by the voting group constitutes a quorum of that voting group for the election.

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    Shares as to which voting authority is withheld will be considered present for purposes of determining the presence of a quorum at the annual meeting (unless such shares are represented at such meeting solely to object to holding the meeting or transacting business at the meeting) but as not voted for purposes of the election of directors. Shares as to which a broker indicates it has no discretion to vote will be considered not present at such meeting for purposes of determining the presence of a quorum and as unvoted for the election of directors.

    Pursuant to the applicable provisions of our articles of incorporation, holders of shares of our WorldCom group stock, MCI group stock and Series D, E and F convertible preferred stock currently are entitled to vote as a single voting group in the election of the eleven directors at the annual meeting. Each outstanding share of WorldCom group stock is entitled to one vote in the election, each outstanding share of MCI group stock is entitled to 1.0065 votes in the election, and each holder of Series D, E and F convertible preferred stock is entitled to one-tenth vote for each such share held in the election.

INFORMATION ABOUT NOMINEES AND EXECUTIVE OFFICERS

    The following states each director or nominee's and each executive officer's age, principal occupation, present position with us and the year in which each director first was elected a director (each serving continuously since first elected except as set forth otherwise). Unless indicated otherwise, each individual has held his or her present position for at least five years.

    JAMES C. ALLEN, 55, a nominee, has been a director of WorldCom since
March 1998. Mr. Allen is currently an investment director and member of the general partner of Meritage Private Equity Fund, a venture capital fund specializing in the telecommunications industry. Mr. Allen is the former Vice Chairman and Chief Executive Officer of Brooks Fiber Properties where he served in such capacities from 1993 until its merger with WorldCom in January 1998. Mr. Allen served as President and Chief Operating Officer of Brooks Telecommunications Corporation, a founder of Brooks Fiber Properties, from April 1993 until it was merged with Brooks Fiber Properties in January 1996. Mr. Allen serves as a director of Completel LLC, Xspedius, Inc., Masergy, Inc., David Lipscomb University and Family Dynamics Institute.

    JUDITH AREEN, 57, a nominee, has been a director of WorldCom since September 1998. Ms. Areen has been Executive Vice President for Law Center Affairs and Dean of the Law Center, Georgetown University, since 1989. She has been a Professor of Law, Georgetown University, since 1976.

    CARL J. AYCOCK, 53, a nominee, has been a director of WorldCom since 1983. Mr. Aycock served as Secretary of WorldCom from 1987 to 1995 and was the Secretary and Chief Financial Officer of Master Corporation, a motel management and ownership company, from 1989 until 1992. Subsequent to 1992, Mr. Aycock has been self employed as a financial administrator.

    RONALD R. BEAUMONT, 53, who is an executive officer, but not a nominee, has been Chief Operating Officer of the WorldCom group since December 2000. From 1998 to December 2000 Mr. Beaumont served as the President and Chief Executive Officer of WorldCom's Operations and Technology unit. From December 1996 to 1998, Mr. Beaumont was President of WorldCom Network Services, a subsidiary of WorldCom. Mr. Beaumont is a director of Digex, Incorporated, or Digex.

    MAX E. BOBBITT, 57, a nominee, has been a director of WorldCom since 1992. Mr. Bobbitt is currently a director of Verso Technologies, Inc., and Metromedia China Corporation. From July 1998 to the present, Mr. Bobbitt has been a telecommunications consultant. From March 1997 until July 1998, Mr. Bobbitt served as President and Chief Executive Officer of Metromedia China Corporation. From January 1996 until March 1997, Mr. Bobbitt was President and Chief Executive Officer of Asian American Telecommunications Corporation, which was acquired by Metromedia China Corporation in February 1997.

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    BERNARD J. EBBERS, 60, a nominee, has been President and Chief Executive
Officer of WorldCom since April 1985. Mr. Ebbers has served as a director of WorldCom since 1983. Mr. Ebbers is a director of Digex.

    FRANCESCO GALESI, 71, a nominee, has been a director of WorldCom since 1992. Mr. Galesi is the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in real estate, telecommunications and oil and gas exploration and production. Mr. Galesi serves as a director of Keystone Property Trust.

    STILES A. KELLETT, JR., 58, a nominee, has served as a director of WorldCom since 1981. Mr. Kellett has been Chairman of Kellett Investment Corp. since 1995. Mr. Kellett serves as a director of Netzee, Inc., Air2web and Virtual Bank.

    GORDON S. MACKLIN, 73, a nominee, has been a director of WorldCom since September 1998. Mr. Macklin has been a corporate financial advisor since 1992. From 1987 through 1992, he was Chairman of the Hambrecht and Quist Group, an investment banking and venture capital firm. Previously, Mr. Macklin was President of the National Association of Securities Dealers, Inc. from 1970 through 1987. He also served as Chairman of the National Clearing Corporation (1970 - 1975) and as a partner and member of the Executive Committee of McDonald & Company Securities, Inc., where he was employed from 1950 through 1970. Mr. Macklin serves on the boards of Martek Biosciences Corporation, MedImmune, Inc., Overstock.com, Spacehab, Inc., White Mountains Insurance Group, Ltd., and director, trustee or managing general partner, as the case may be, of 48 of the investment companies in the Franklin Templeton Group of Funds.

    BERT C. ROBERTS, JR., 59, a nominee, has been the Chairman of the Board and a director of WorldCom since September 1998. From 1992 until September 1998,
Mr. Roberts served as Chairman of the Board of MCI Communications Corporation, or MCI. Mr. Roberts was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from
October 1985 to June 1992 and President of MCI Telecommunications Corporation, a subsidiary of MCI, from May 1983 to June 1992. Mr. Roberts is a director of The News Corporation Limited, Valence Technology, Inc., CAPCure and Digex and is on the Board of Trustees at Johns Hopkins University.

    JOHN W. SIDGMORE, 51, a nominee, has been the Vice Chairman of the Board and a director of WorldCom since December 1996. From December 1996 until
September 1998, Mr. Sidgmore served as Chief Operations Officer of WorldCom.
Mr. Sidgmore was President and Chief Operating Officer of MFS Communications Company, Inc. from August 1996 until December 1996. He was Chief Executive Officer of UUNET Technologies, Inc. from June 1994 until October 1998, and President of UUNET from June 1994 to August 1996 and from January 1997 to September 1997. Mr. Sidgmore is a director of MicroStrategy Incorporated.

    SCOTT D. SULLIVAN, 40, a nominee, has been a director of WorldCom since 1996. Mr. Sullivan has served as Chief Financial Officer, Treasurer and Secretary of WorldCom since December 1994. Mr. Sullivan is a director of Digex.

    Effective November 1, 2000, Lawrence C. Tucker, 59, became an advisory director of WorldCom. Mr. Tucker served as a director of WorldCom from May 1995 until November 1, 2000, and previously served as a director of WorldCom from May 28, 1992 until December 1992. Mr. Tucker's compensation as an advisory director is the same as that of a director. Mr. Tucker has been a general partner of Brown Brothers Harriman & Co., a private banking firm, since 1979 and currently serves as a member of the Steering Committee of the firm's partnership. He is also a director of Riverwood Holding, Inc., National Healthcare Corporation, VAALCO Energy Inc., US Unwired, Inc., Network Telephone, Xspedius, Inc., Z-Tel Technologies, Inc. and Digex.

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                   INFORMATION CONCERNING BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

    During 2001, our board of directors held four meetings. Each director attended at least 75% of the meetings of the board of directors and committees on which such director served, except for Clifford L. Alexander, Jr., who missed two of the four meetings in 2001.

    Our board of directors has an audit committee currently consisting of Max E. Bobbitt (chairman), James C. Allen, Judith Areen and Francesco Galesi. During 2001, the audit committee held five meetings. The audit committee performs the following functions:

    - review of periodic financial statements;

    - communications with independent accountants;

    - review of our internal accounting controls; and

    - recommendation to the board of directors as to selection of independent accountants.

    Our board of directors has a compensation and stock option committee currently consisting of Stiles A. Kellett, Jr. (chairman), Max E. Bobbitt and Gordon S. Macklin. Lawrence C. Tucker serves as an advisory member. The compensation and stock option committee held eleven meetings during 2001. The duties of the compensation and stock option committee are as follows:

    - to make determinations regarding the annual salary, bonus and other benefits of our executive officers;

    - to administer our stock option and other equity plans, including a determination of the individuals to whom options or awards are granted and the terms and provisions of options and awards under such plans; and

    - to review and take actions, including submission of recommendations to the board of directors, concerning compensation, stock plans and other benefits for our directors, officers and employees.

    Our board of directors has a nominating committee currently consisting of Carl J. Aycock (chairman) and Stiles A. Kellett, Jr. The nominating committee did not meet during 2001. The duties of the nominating committee include recommending to the board, if so requested by the board, nominees for director, successors to the chief executive officer in the event there is a vacancy in that office, and nominees for committee chairpersons and members. The nominating committee if it meets, or the board will give due consideration to written recommendations for nominees from shareholders for election as directors in 2003 which are received prior to December 24, 2002. Under our bylaws, shareholders are entitled to nominate persons for election as directors only if, among other things, written notice has been given as specified therein to our Secretary, 500 Clinton Center Drive, Clinton, Mississippi 39056, not earlier than 150 days and not later than 120 days prior to the anniversary of the preceding year's meeting. Such notice must set forth information about the proposed nominee and the consent of the nominee, among other things. See "Future Proposals of Security Holders."

COMPENSATION OF DIRECTORS

    Directors are paid fees of $35,000 per year and $1,000 per meeting of the board attended plus certain expenses. Committee members are paid a fee of $750 for any committee meeting attended on the same day as a board meeting and $1,000 for any other committee meeting attended, plus certain expenses. The chairman of each committee receives an additional $3,000 per year.

    Additionally, under a program implemented in May 1999, each director may elect to receive some or all of his or her annual fees in the form of WorldCom group stock or MCI group stock, based on the respective fair market value of the stock at the election date. Under this program, no more than an aggregate of 39,000 shares of our common stock may be issued.

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    Pursuant to our 1999 Stock Option Plan, each non-employee director is eligible to receive an annual grant of options. The timing, terms and number of shares under options awarded to directors is left to the discretion of the compensation and stock option committee. During 2001, each non-employee director received a grant of options to purchase 10,000 shares of WorldCom group stock at $15.6265 per share. Such options are immediately exercisable and expire on the earliest to occur of:

    - ten years following the date of grant;

    - one year following termination of service due to disability or death;

    - upon cessation of service for reasons other than death or disability; or

    - the date of consummation of a specified change in control transaction defined generally to include the dissolution or liquidation of WorldCom, a reorganization, merger or consolidation of WorldCom in which we are not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of WorldCom to another entity.

    The exercise price may be paid in cash or, in the discretion of the compensation and stock option committee, WorldCom group stock. In the discretion of the compensation and stock option committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise.

    Pursuant to the terms of Mr. Sidgmore's employment agreement with UUNET Technologies, Inc., a wholly owned subsidiary of WorldCom, if Mr. Sidgmore's employment is terminated without cause, he will receive severance payments totaling $300,000.

               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

GENERAL

    WorldCom's executive compensation program is administered by the compensation and stock option committee of the board of directors, or the Committee. Since September 14, 1998, the Committee has included Stiles A. Kellett, Jr. (chairman), Max E. Bobbitt and Gordon S. Macklin. Lawrence C. Tucker was also a member until November 1, 2000, when he became an advisory member of the Committee.

    Our executive compensation policy as implemented by the Committee is designed to provide a competitive compensation program that will enable us to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote our short- and long-term financial performance and growth. The compensation policy is based on the principle that the financial rewards to the executive must be aligned with the financial interests of our shareholders. In this manner, we seek to meet our ultimate responsibility to our shareholders.

    Our executive compensation has three elements: base salary, annual incentive compensation and long-term incentive compensation. The Committee is endeavoring to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. The following is a summary of the considerations underlying each element.

BASE SALARY

    The Committee determines the salary ranges for each of our executive officer positions, based upon the level and scope of the responsibilities of the office and the pay levels of similarly positioned executive officers in comparable companies. The recommendation of our Chief Executive Officer is of paramount importance in setting base salaries of other executive officers. The Committee's practice has been to establish base salaries for particular offices between the median and high end of the range of such salaries at comparable companies in order to attract and retain the best qualified management team available. In 2001, the Committee believes the base salaries for executive officers were consistent with this policy.

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    The comparison of compensation levels is based on surveys of various companies both within and outside the telecommunications industry. Certain of these companies are included in the peer group represented in the index used for stock performance comparisons elsewhere in this proxy statement under the caption "Comparison of Five-Year Cumulative Total Returns." The Committee believes it has reasonably accurate information with respect to salary ranges for the surveyed companies.

    The Committee begins its annual compensation review in November, and it generally acts in the first quarter of each year to set the compensation of our executive officers. The Committee considers the following, with no single factor accorded special weight:

    - our performance as evidenced by changes in the price of our common stock during the year as compared to changes in our industry and the broader economic environment;

    - our Chief Executive Officer's recommendations with respect to a particular officer;

    - the officer's individual performance;

    - any significant changes in the officer's level of responsibility; and

    - each officer's then-current salary within the range of salaries for such position.

    The Committee includes significant qualitative components in evaluating the individual performance of each executive officer. These components include the officer's leadership, teambuilding and motivational skills, adaptability to rapid change, and assimilation of new technical knowledge to meet the demands of the industry's customers. In this qualitative evaluation, the Committee exercises its collective judgment as to the officer's contributions to our growth and success during the prior year and the expected contributions of such officer in the future.

    Generally, salary increases are made retroactive to January 1 of the current year. For 2002, there were no salary increases for our executive officers as a result of cost savings actions taken by us.

ANNUAL INCENTIVE COMPENSATION

    Our executive officers, as well as other management employees, are eligible to receive cash bonus awards. The key components in determining the amount of such awards include our financial performance in the context of the overall industry and economic environment, generally as evidenced by our individual growth and success as measured primarily by revenues and other performance goals. The judgment of each member of the Committee and our Chief Executive Officer, in the case of other executive officers, as to the impact of the individual on our financial performance are also considered.

    In 1997, we adopted the WorldCom, Inc. Performance Bonus Plan which relates to certain cash bonuses for our Chief Executive Officer and such other executive officers as the Committee may determine. The bonuses are predicated on our achievement of one or more quantitative performance goals. Subject to attainment of the specified performance goal(s) and the limitations with respect to the maximum bonus payable under the plan, the Committee exercises its judgment as to individual contributions to our performance, as set forth above under the caption "Base Salary," in determining the actual amount of the bonus.

    During 2001, the performance goal under the plan, which was based on the attainment of a specified percentage increase in consolidated gross revenues, was attained. However, due to the performance of our common stock, the Committee determined not to award bonuses under the plan to certain participants in 2001, including Mr. Ebbers, but based on individual performance considerations, did award a bonus to one participant.

    The Committee and our board of directors have approved an amended and restated version of the plan, as described below in this proxy statement. The Committee and the board view the amended and restated plan as an important mechanism to align the incentives of designated executive officers closely with our performance and shareholder value, while maximizing the deductibility of compensation, and strongly recommend the requisite approval by our shareholders.

LONG-TERM INCENTIVE COMPENSATION

    The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. Our stock option plans provide the means through which executive officers can build an investment in our common stock which will align such officers' economic interests with the interests of shareholders. Historically, the Committee has believed that the grant of stock options has been a particularly important component of its success in retaining talented management employees.

    The exercise price of each option has generally been the market price of our common stock on the date of grant. The most recent option grants generally provide for delayed vesting and have a term of ten years. The Committee believes that stock options give the executive officers greater incentives throughout the term of the options to strive to operate WorldCom in a manner that directly affects the financial interests of the shareholders both on a long-term, as well as a short-term basis.

    In determining the number of option shares to grant to executive officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of our Chief Executive Officer is of paramount importance in determining awards to persons other than himself.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Ebbers' base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. The total compensation package of Mr. Ebbers is designed to be competitive while creating awards for short- and long-term performance in line with the financial interests of the shareholders. In 2001, the compensation package for Mr. Ebbers was consistent with this policy; however, due to the decrease in the value of our stock in 2001 and other factors, Mr. Ebbers' salary for 2001 remained unchanged at $1,000,000 and the Committee did not award a bonus to Mr. Ebbers.

    During 2001 the Committee granted Mr. Ebbers an option exercisable for an aggregate of 1,238,280 shares of WorldCom group stock, exercisable in three equal annual installments beginning January 1, 2002 through January 1, 2004. In connection with the 2001 award, the vesting schedule for Mr. Ebbers' unvested options from his 1999 and 2000 option grants was redistributed equally over three years beginning January 1, 2002. The Committee believes that options appropriately comprise a significant portion of Mr. Ebbers' compensation for the reasons set forth above. In evaluating the number of option shares awarded, the Committee did not employ a formal valuation formula, but compared the number to the number awarded by comparable companies.

    The Committee and our board of directors also reviewed and approved the loan arrangements with Mr. Ebbers, for the reasons and as described below under "Executive Compensation--Certain Relationships and Related Transactions."

CONCLUSION

    The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for our shareholders.

                               THE COMPENSATION AND STOCK OPTION COMMITTEE
                               April 22, 2002
                               Stiles A. Kellett, Jr. (Chairman)
                               Max E. Bobbitt
                               Gordon S. Macklin
                               Lawrence C. Tucker (advisory member)

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

    The following graph compares the cumulative five-year shareholder return of WorldCom group (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices, or CRSP, Index for Nasdaq Telecommunications Stocks (SIC codes 4800 through 4899--US and Foreign Companies) and the Standard & Poor's 500 Composite Stock Price Index, or S&P
500. Upon a shareholder's written request to our Chief Financial Officer, we will promptly provide the names of the companies included in the CRSP Index for Nasdaq Telecommunications Stocks. The return for WorldCom group stock is based on the historical return of WorldCom common stock before our June 7, 2001 tracking stock recapitalization as adjusted for the recapitalization, and is based on the return of WorldCom group stock after our June 7, 2001 tracking stock recapitalization. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the WorldCom group stock.

                   PERFORMANCE GRAPH FOR WORLDCOM GROUP STOCK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                                                             12/30/96  12/31/97  12/31/98  12/31/99  12/31/00  12/31/01
WorldCom, Inc. - WorldCom group stock                             100     111.6     264.6     293.5      77.8        81
S&P 500 Stocks                                                    100     133.5     172.2     208.5       190     167.6
Nasdaq telecommunications Stocks SIC 4800-4899 US & Foreign       100       146     241.6       431     183.6     122.9

                                                     12/30/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                                                     --------   --------   --------   --------   --------   --------
WorldCom, Inc.--WorldCom group stock...............   100.0      111.6      264.6      293.5       77.8       81.0
S&P 500 Stocks.....................................   100.0      133.5      172.2      208.5      190.0      167.6
Nasdaq Telecommunications Stocks SIC 4800-4899 US &
  Foreign..........................................   100.0      146.0      241.6      431.0      183.6      122.9

------------------------

NOTES:

A The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B The indexes are reweighted daily, using the market capitalization on the previous trading day.

C If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D  The index level for all series was set to $100.00 on 12/30/96.

    The following graph compares the cumulative shareholder return of MCI group (including reinvestment of dividends) on an indexed basis with the CRSP Index for Nasdaq Telecommunications Stocks (SIC codes 4800 through 4899--US and Foreign Companies) and the CRSP Index for The Nasdaq Stock Market (US Companies) from June 8, 2001 to December 31, 2001. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the MCI group stock.

                     PERFORMANCE GRAPH FOR MCI GROUP STOCK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                                                             6/8/01  12/31/01
WorldCom, Inc. - MCI group stock                                100      76.6
Nasdaq Stock Market (US Companies)                              100      88.1
Nasdaq telecommunications Stocks SIC 4800-4899 US & Foreign     100      76.9

                                                              06/08/01   12/31/01
                                                              --------   --------
WorldCom, Inc.--MCI group stock.............................   100.0       76.6
Nasdaq Stock Market (US Companies)..........................   100.0       88.1
Nasdaq Telecommunications Stocks SIC 4800-4899 US &
  Foreign...................................................   100.0       76.9

------------------------

NOTES:

A The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B The indexes are reweighted daily, using the market capitalization on the previous trading day.

C If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D  The index level for all series was set to $100.00 on June 8, 2001.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation of our named executive officers for the three years ended December 31, 2001.

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                  ANNUAL COMPENSATION                             AWARDS
                                 -----------------------------------------------------   -------------------------
                                                                                                       SECURITIES
                                                                                         RESTRICTED    UNDERLYING
                                                                        OTHER ANNUAL        STOCK       OPTIONS/      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR     SALARY($)     BONUS($)     COMPENSATION($)   AWARD(S)($)   SARS(#)(1)    COMPENSATION
---------------------------      --------   ---------   ------------   ---------------   -----------   -----------   ------------
Bernard J. Ebbers..............    2001     1,000,000             --        39,463(2)           --     1,238,280/0        8,500(3)
  President and Chief              2000     1,000,000     10,000,000(4)      41,756(2)          --     1,238,280/0        8,500
  Executive Officer                1999       935,000      7,500,000(5)      52,624(2)          --     1,857,420/0        8,000

Ronald R. Beaumont (6).........    2001       649,039      2,000,000         6,188(2)           --       619,140/0           --
  Chief Operating Officer--
  WorldCom group

Bert C. Roberts, Jr............    2001     1,050,000             --        73,300(2)           --              --        8,500(3)
  Chairman of the Board            2000     1,050,000             --        62,803(2)           --       247,656/0        8,500
                                   1999     1,050,000        800,000        81,943(2)           --             0/0       14,877

Scott D. Sullivan..............    2001       700,000             --            --              --       619,140/0        8,500(3)
  Chief Financial Officer,         2000       700,000     10,000,000(4)          --             --       619,140/0        8,500
  Treasurer and Secretary          1999       600,000      2,760,000            --              --       928,710/0        8,000

------------------------------

(1) Stock information reflects the tracking stock recapitalization whereby outstanding stock options under our existing stock option plans were converted into stock options to acquire shares of WorldCom group stock having the same terms and conditions, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.0319.

(2) Includes the imputed value of personal use of the corporate airplane of $39,463 in 2001, $41,756 in 2000 and $52,624 in 1999 for Mr. Ebbers, $73,300
    in 2001, $44,438 in 2000 and $54,609 in 1999 for Mr. Roberts and $6,188 in
    2001 for Mr. Beaumont. All other perquisites and other personal benefits are less than $50,000 in the aggregate.

(3) Matching contributions to WorldCom's 401(k) Plan. Excludes $397,796 for Mr. Roberts in connection with the vesting of Incentive Stock Units, or ISUs, during 2001.

(4) Retention bonus conditioned upon officer remaining with WorldCom for at least two years after September 2000.

(5) The compensation and stock option committee awarded Mr. Ebbers a bonus of $11,539,387, but Mr. Ebbers accepted only $7,500,000 of such award.

(6) Became a named executive officer in March 2001.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 2001 to the individuals named in the Summary Compensation Table. There were no grants of stock appreciation rights to said individuals during the year. All grants relate to WorldCom group stock.

                                                                                                           POTENTIAL REALIZABLE
                                                                                                                 VALUE AT
                                                                                                            ASSUMED ANNUAL RATE
                                                                                                              OF STOCK PRICE
                                                                                                             APPRECIATION FOR
                                                                   INDIVIDUAL GRANTS                          OPTION TERM (3)
                                                -------------------------------------------------------   -----------------------
                                                  NUMBER OF       % OF TOTAL
                                                  SECURITIES       OPTIONS       EXERCISE
                                                  UNDERLYING      GRANTED TO        OR
                                                   OPTIONS       EMPLOYEES IN   BASE PRICE   EXPIRATION
NAME                                            GRANTED (#)(1)   FISCAL YEAR    ($/SH)(2)       DATE        5%($)        10%($)
----                                            --------------   ------------   ----------   ----------   ----------   ----------
Bernard J. Ebbers.............................    1,238,280          1.4%        15.6265       3/4/11     12,169,100   30,838,889
Ronald R. Beaumont............................      619,140          0.7%        15.6265       3/4/11      6,084,550   15,419,444
Bert C. Roberts, Jr. .........................           --           --              --           --             --           --
Scott D. Sullivan.............................      619,140          0.7%        15.6265       3/4/11      6,084,550   15,419,444

------------------------------

(1) The options terminate on the earlier of their expiration date or ten years after grant or, generally, immediately on termination for reasons other than retirement, disability, death or without cause; three months after termination of employment on retirement; 12 months after termination for disability, death or without cause; or unless our compensation and stock option committee determines otherwise, upon the consummation of a specified change of control transaction. The options may be transferred to certain family members and related entities with the consent of our compensation and stock option committee. The options become exercisable in three equal annual installments beginning January 1, 2002 through January 1, 2004, but vesting is accelerated upon the consummation of a specified change of control. Additionally, in connection with the 2001 award, the vesting schedule for the named executive officer's unvested options from their respective 1999 and 2000 option grants was redistributed equally over three years beginning January 1, 2002.

(2) The exercise price may be paid in cash or, in the discretion of our compensation and stock option committee, by shares of WorldCom group stock valued at the closing quoted selling price on the date of exercise, or a combination of cash and WorldCom group stock.

(3) The indicated 5% and 10% rates of appreciation are provided to comply with SEC regulations and do not necessarily reflect our views as to the likely trend in the stock price. Actual gains, if any, on stock option exercises and the sale of WorldCom group stock holdings will be dependent on, among other things, the future performance of WorldCom group stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

    The following table sets forth information concerning the number and value of unexercised options held at December 31, 2001, by the individuals named in the Summary Compensation Table and the value of those options held at such date. There were no options exercised by the named executive officers in 2001 and no SARs were held at year end. All options related to WorldCom group stock.

                                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                         UNDERLYING UNEXERCISED         IN-THE MONEY OPTIONS
                                                                          OPTIONS AT FY-END(#)            AT FY-END ($)(1)
                                     SHARES ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                                  ON EXERCISE(#)     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                ------------------   -----------   -----------   -------------   -----------   -------------
Bernard J. Ebbers.................           --                  --     8,616,365      2,682,940     12,166,751             --
Ronald R. Beaumont................           --                  --     1,651,038      1,444,660             --             --
Bert C. Roberts, Jr...............           --                  --       476,746        304,408             --             --
Scott D. Sullivan.................           --                  --     2,811,927      1,341,470             --             --

------------------------------

(1) Based upon a price of $14.08 per share, which was the closing price of WorldCom group stock on December 31, 2001.

PENSION PLANS

    As a result of our merger with MCI, we have a noncontributory defined benefit pension plan, or the Qualified Plan, and a supplemental nonqualified defined benefit plan, or the Supplemental Plan, which, together with the Qualified Plan, we refer to as the MCI Pension Plans. The Qualified Plan covers substantially all MCI employees as of the MCI merger. The Qualified Plan was frozen as of January 1, 1999. MCI employees who were participants as of January 1, 1999 will not have any further compensation credits added to their accounts, however, interest credits and vesting service will continue to accrue. The Supplemental Plan covers only certain of MCI's key executives, including
Mr. Roberts, who work at least 1,000 hours in a year. No employee contributions are required for participation in the MCI Pension Plans. Retirement benefits are based upon the employee's compensation during the employee's employment with MCI or a participating subsidiary. Compensation used to calculate benefits includes bonuses but does not include compensation related to fringe benefits, stock options, restricted stock or ISUs. Compensation used for the purposes of calculating pension benefits for the Qualified Plan is limited by
Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan pays the incremental benefit attributable to that part of the employee's compensation which exceeds the Internal Revenue Code limitation in any plan year.

    Participants are fully vested upon the earlier of five years of service or upon reaching age 65 while employed by MCI or a participating subsidiary. There is no partial vesting. Normal retirement age is 65, but an employee may elect to receive an actuarially-reduced pension at or after age 65 with five years of service with MCI or a participating subsidiary. In addition, the Supplemental Plan permits MCI to grant additional service and additional pension amounts to selected employees.

    For MCI employees employed after January 1, 1989 and prior to the MCI merger, the MCI Pension Plans provide a normal retirement benefit for each year of credited service equal to 1% of the compensation earned by the employee during that year up to the Social Security "covered compensation" level plus an additional 1.5% of compensation earned over that level. However, employees employed on or before January 1, 1993 were credited with an updated past service benefit which provides a benefit of 1% of the employee's average annual compensation (for the years 1990, 1991 and 1992) up to $21,000 and 1.5% of such compensation over $21,000 for such years multiplied by the employee's service through December 31, 1992. For employees employed on or after January 1, 1994, the MCI Pension Plans provide a future service benefit for each subsequent year of credited service equal to a flat 1.8% of the employee's eligible compensation. Effective January 1, 1996, MCI adopted a Part II to the Qualified Plan which changed the manner in which pension benefits are determined. Prior to January 1, 1996, pension benefits were determined as noted above. Part II to the Qualified Plan is a defined benefit pension plan under which an initial account balance has been established for each participant equal to the actuarial equivalent of the participant's prior accruals under the Qualified Plan. Participants employed on or after January 1, 1996 receive compensation credits and interest credits to their accounts. Compensation credits are a designated percent of pay, based on the participant's age, according to the following schedule: employees younger than age 25, 2.0%; age 25-29, 2.5%; age 30-34, 3.0%; age 35-39, 4.0%; age 40-44, 5.0%; age 45-54,
6.0%; and age 55 or older, 6.5%. Part II to the Qualified Plan guarantees a minimum interest credit of 4% per year on the prior year's account balance and for 2001, the guaranteed interest credit is 6.132%. Participants under Part II to the Qualified Plan, who were age 50 or older with 5 years of service as of December 31, 1995 accrued a pension benefit equal to the greater of benefits calculated under either part of the Qualified Plan until the plan year ended December 31, 2000 for each year they were employed by MCI.

    Benefits payable from tax qualified plans are further limited by
Section 415 of the Internal Revenue Code; in 2001, the annual maximum benefit from the Qualified Plan was limited to $135,000. When the pension formula would result in an executive receiving a benefit above the applicable limit, the Supplemental Plan assumes an obligation to pay the incremental portion above such limit.

    As of December 31, 2001, Mr. Roberts, upon normal retirement, would be entitled to annual retirement benefits from the MCI Pension Plans of approximately $581,961.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of WorldCom to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that certain reports were not required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to such persons were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 2001, WorldCom paid a total of $405,447 directly to a corporation owned by Mr. Roberts which provided air transportation to Mr. Roberts and other WorldCom employees.

    We have entered into certain loan and guaranty arrangements involving
Mr. Ebbers, principally relating to certain obligations to financial institutions secured by Mr. Ebbers' stock in WorldCom. We initially established these arrangements in 2000, and have agreed to certain modifications since January 1, 2001, as described below.

    We agreed to guarantee $150 million principal amount of indebtedness owed by Mr. Ebbers to Bank of America, N.A., or Bank of America, as well as certain additional payments and related costs. The additional payments included, among other things, amounts payable to Bank of America by Mr. Ebbers or certain companies controlled by him relating to an approximately $45.6 million letter of credit secured by a portion of Mr. Ebbers' stock and used to support financing to an unrelated third party; specified amounts, including margin debt, that became payable following stock price declines; and amounts subject to a margin call with respect to certain margin debt.

    The scheduled maturity of the Bank of America margin debt was extended in January 2002 for a period of up to two years. However, following declines in the closing price of the WorldCom group stock through early February 2002, we made aggregate payments of approximately $198.7 million to repay all of the outstanding debt covered by our guaranty and deposited with Bank of America approximately $35 million to collateralize the letter of credit, which is scheduled to expire on February 15, 2003, subject to renewal, extension or substitution. Our payments, together with any amounts paid or costs incurred by us in connection with the letter of credit, plus accrued interest at a floating rate equal to that under one of our credit facilities, is payable by Mr. Ebbers to us, as modified in April 2002, within 90 days after demand, or within 180 days after demand if subsequent to his death or incapacity. The amount of such interest accrued through March 31, 2002, is approximately $1.25 million and the interest rate as of that date was 2.21% per annum.

    In addition to the guaranty arrangements, during 2000 we agreed to loan up to $100 million to Mr. Ebbers. Since January 1, 2001, we have agreed to loan him up to an additional $65 million, for a total maximum principal amount of $165 million. These loans bear interest at floating rates equal to that under certain of our credit facilities and, as modified in April 2002, are payable within 90 days after demand, or within 180 days after demand if subsequent to Mr. Ebbers' death or incapacity. As of April 19, 2002, the aggregate principal amount of indebtedness owed by Mr. Ebbers to us under these loans was approximately $160.8 million. Accrued interest on these loans is approximately $5.75 million through March 31, 2002, at interest rates ranging from 2.18% to 2.19% per annum as of that date. Since January 1, 2001, through April 19, 2002, the largest aggregate amount outstanding under these loan and guaranty arrangements, in addition to the approximately $35 million deposit collateralizing the letter of credit, was approximately $366.5 million, including accrued interest through March 31, 2002 at interest rates as high as 7.0% per annum, which rates have fallen with the general rate decline.

    We have been advised that Mr. Ebbers has used, or plans to use, the proceeds of the loans from us principally to repay certain indebtedness under loans secured by shares of our stock owned by him and that the proceeds of such secured loans were used for private business purposes. The loans and guaranty by us were made following a determination that they were in the best interests of WorldCom and our shareholders in order to avoid additional forced sales of Mr. Ebbers' stock in WorldCom. The determination was made by our compensation and stock option committee as a result of the pressure on our stock price, margin calls faced by Mr. Ebbers and other considerations. Such actions were ratified and approved by our board of directors.

    In connection with the transactions described above and, as to a portion of the shares, subject to certain limitations and effective upon termination of restrictions under existing lending agreements, Mr. Ebbers pledged to us the shares of our stock currently owned by him or later acquired upon option exercise with respect to his obligations under the loans and guaranty from us. This pledge has been perfected as to 9,287,277 shares of WorldCom group stock and 575,149 shares of MCI group stock. The pledge of the remaining 8,066,266 shares of WorldCom group stock and 118,991 shares of MCI group stock currently owned by Mr. Ebbers will take effect as and to the extent the limitations and restrictions under existing lending arrangements terminate. In addition, Mr. Ebbers has pledged to us security interests in certain equity interests in privately held businesses owned by him. Mr. Ebbers also agreed to indemnify us for any amounts expended or losses, damages, costs, claims or expenses incurred under the guaranty or the loans from us and has provided information demonstrating that the pledged assets are sufficient to cover his outstanding obligations to us.

REPORT OF THE AUDIT COMMITTEE

    Our audit committee is composed of four of our outside directors: Max E. Bobbitt (chairman) James C. Allen, Judith Areen and Francesco Galesi. Our board of directors and the audit committee believe that the audit committee's current member composition satisfies the rule of the NASD that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD.

    In accordance with its written charter adopted by the board of directors, the audit committee assists the board of directors with fulfilling its oversight responsibility regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the audit committee:

    - reviewed and discussed the audited financial statements with management;

    - discussed with the independent auditors the material required to be discussed by Statement on Auditing Standards No. 61; and

    - reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with the independent auditors any relationships that may impact the auditors' objectivity and independence. In addition, in accordance with the SEC's auditor independence requirements the audit committee has considered the effects that the provision of non-audit services may have on the auditors' independence.

    The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that our auditors are in fact "independent."

    Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, to be filed with the SEC.

                                          THE AUDIT COMMITTEE
                                          March 6, 2002

                                          Max E. Bobbitt, Chairman
                                          James C. Allen
                                          Judith Areen
                                          Francesco Galesi

    In addition to retaining Arthur Andersen LLP to audit our consolidated and combined financial statements for 2001, we retained Arthur Andersen and other accounting and consulting firms to provide various advisory, auditing and consulting services in 2001. We understand the need for Arthur Andersen to maintain objectivity and independence in its audit of our consolidated and combined financial statements. We therefore, do not use Arthur Andersen for internal audit work, and only use Arthur Andersen for non-audit services when we believe that Arthur Andersen is the most appropriate provider of that service.

    The aggregate fees billed for professional services by Arthur Andersen during 2001 were as follows:

    - Audit fees: $4.4 million for services rendered for the audit of our 2001 financial statements and the quarterly reviews of the financial statements included in our Forms 10-Q;

    - Financial information systems and design: $0;

    - All other fees: $7.6 million for tax services, $1.6 million for non-financial statement audit services and $3.2 million for all other services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Since September 14, 1998, the compensation and stock option committee includes Stiles A. Kellett, Jr. (chairman), Max E. Bobbitt and Gordon S. Macklin. Lawrence C. Tucker was also a member until November 1, 2000, when he became an advisory member of the Committee.

       ITEM 2. APPROVAL REGARDING THE AMENDED AND RESTATED WORLDCOM, INC.
                             PERFORMANCE BONUS PLAN

    Under Section 162(m) of the Internal Revenue Code, we generally may not deduct for federal income tax purposes certain employee compensation that would otherwise be deductible to the extent that such compensation exceeds
$1.0 million for any covered executive officer in any fiscal year. However, compensation that is "performance based" (as defined in Section 162(m)) is not subject to the deductibility limitations.

    The compensation and stock option committee of our board of directors determined to develop the current performance bonus plan for implementation beginning in 1997. Our shareholders approved this plan at the May 1997 shareholders meeting. Regulations issued by the Internal Revenue Service under
Section 162(m) require that our shareholders reapprove the performance goals under the plan every five years. In addition, the prior maximum bonus provision does not provide the desired flexibility when new participants are included under the plan or a reduced bonus or no bonus is awarded for the preceding year due to circumstances affecting that year. Accordingly, the performance bonus plan as originally adopted in 1997 has been amended and restated effective January 1, 2002, in connection with the process of obtaining reapproval by our shareholders. The compensation and stock option committee and our board of directors have approved the Amended and Restated WorldCom, Inc. Performance Bonus Plan, referred to as the Performance Bonus Plan, and have recommended that the Performance Bonus Plan be submitted to the shareholders for the requisite approval.

    It is anticipated that, if approved by our shareholders, the Performance Bonus Plan will be used for 2002 and subsequent years. The Performance Bonus Plan is intended to qualify as a "performance-based" compensation plan for purposes of Section 162(m). In the event our shareholders do not approve the Performance Bonus Plan, the plan will not be effective. However, the compensation and stock option committee may consider an alternative program to provide designated executives with additional incentive compensation based on performance. Without shareholder approval, any alternative incentive compensation would not qualify for the exclusion from the $1.0 million compensation limit under Section 162(m).

    Cash bonuses under the Performance Bonus Plan are predicated on our achievement of one or more quantitative performance goals. Subject to attainment of the specified performance goal(s) and the limitation with respect to the maximum bonus payable under the Performance Bonus Plan, cash awards under the Performance Bonus Plan will be made based on the compensation and stock option committee's subjective assessment of individual contributions. The compensation and stock option committee believes the Performance Bonus Plan will enable us to attract, motivate, reward and retain executives to promote our financial performance and growth, without limiting our ability to deduct compensation awarded under the Performance Bonus Plan for federal income tax purposes.

    A copy of the Performance Bonus Plan is attached as Exhibit A to this proxy statement. Following is a description of the material features of the Performance Bonus Plan, which is qualified in its entirety by reference to Exhibit A.

    ADMINISTRATION. The Performance Bonus Plan will be administered by our compensation and stock option committee, such other committee as may be designated by our board of directors or a subcommittee of the committee involved as may be designated by said committee. Hereinafter, such committee or subcommittee, as applicable, is referred to as the Committee. The Committee will be comprised solely of two or more of our outside directors (as defined in Section 162(m)(4)(C)(i) of the Internal Revenue Code and the regulations thereunder). The Committee, subject to the approval of our full board of directors if so determined by the Committee or our board of directors, has sole and complete discretion and authority with respect to the Performance Bonus Plan and its application. The Committee is currently comprised of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt and Gordon S. Macklin. Lawrence C. Tucker serves as an advisory member of the Committee.

    PARTICIPANTS. Participants in the Performance Bonus Plan include our Chief Executive Officer and such other executive officers as the Committee determines, referred to as the Executive Group. For 2002, the Committee has determined that the Executive Group will consist of three of our executive officers identified below. Unless otherwise determined by the Committee, in order to be eligible for a bonus under the Performance Bonus Plan, participants must be employed by us at the time of the Committee's certification to the board that the performance goal(s) have been met.

    DETERMINATION OF BONUS. The award of a bonus under the Performance Bonus Plan in any given year is conditioned on our achievement of one or more specific performance goals for such year or shorter period as determined by the Committee. Each year, not later than the latest date permissible under
Section 162(m) of the Internal Revenue Code, the Committee will establish a particular performance goal or goals (which may differ for each participant). Such goal(s) must be based on one or more of the following measures of our financial performance for such year or shorter period selected by the Committee (on an actual or pro forma basis), which measures have not changed from the prior version of the plan:

    (i) return on net assets,

    (ii) return on equity,

   (iii) revenues,

    (iv) return on revenues,

    (v) cash flow,

    (vi) the market value of the common stock,

   (vii) earnings and

  (viii) billings by us under one or more service agreements with our customer(s).

    After the end of each year or period, the Committee will determine whether the particular performance goal(s) established for such year or period have been satisfied as derived from the relevant financial statements (prepared in accordance with the accounting principles generally accepted in the United States consistently applied in accordance with past accounting practices) or, in the case of customer billings, from invoices sent by us. The Committee believes that the award of bonuses based on any of the performance criteria provided in the Performance Bonus Plan will further our philosophy that executive compensation be aligned with the financial interests of our shareholders.

    Subject to the attainment of the performance goal(s) established by the Committee, the Committee has discretion to determine the specific amount of any award made under the Performance Bonus Plan for each participant, up to the maximum bonus for such participant for each year. Under the amended provision, the maximum such bonus for any participant is the greater of $1.0 million or (i) in the case of the Chief Executive Officer, 150% of the highest aggregate amount of bonuses awarded for any one of the five immediately preceding calendar years to the Chief Executive Officer (or his predecessor), or approximately $17.3 million for 2002, based on the bonus awarded for 1999, and
(ii) in the case of any other participant, 150% of the highest aggregate amount of bonuses awarded for any one of the five immediately preceding calendar years to any participant (other than the Chief Executive Officer), or $7.5 million for 2002, based on the annual allocation of the bonus awarded in 2000 to a plan participant other than the Chief Executive Officer. As set forth below, the Committee set the actual maximum bonuses in 2002 lower than those permitted under the provision.

    Prior to the amendment, the maximum bonus was the greater of $1.0 million or 150% of the aggregate amount of bonuses awarded for the prior year to the participant involved, or the person(s) holding the office if the participant did not hold the relevant office during the entire prior year. The amendment is designed to address situations such as when an executive officer is elected to a new office not previously held by another person and when there is no bonus or a lower bonus is awarded to a participant for the preceding year due to circumstances affecting that year.

    The Committee has established a performance goal for 2002 based on specified amounts of earnings per share, with potential bonuses varying based on the level of earnings per share. Under the Performance Bonus Plan, the Committee has determined that, if the specified performance goal is met, the maximum bonus with respect to 2002 could be as follows:

NAME                                                          MAXIMUM AWARD FOR 2002
----                                                          ----------------------
Bernard J. Ebbers...........................................       $12 million
Scott D. Sullivan...........................................       $6 million
Ronald R. Beaumont..........................................       $6 million
Executive Group as a whole..................................       $24 million

    After certifying that the goal has been met, the Committee will determine whether a participant will receive his maximum bonus or some lesser amount (or no bonus at all).

    If and as determined by the Committee, participants may elect to receive, in accordance with rules and regulations established from time to time by the Committee, shares of common stock and/or options to acquire shares of common stock in lieu of some or all of any bonus otherwise to be awarded under the Performance Bonus Plan. We may give a participant the right to defer, in accordance with rules and regulations established from time to time by the Committee, the receipt of some or all of such participant's bonus under the Performance Bonus Plan. No such elections or deferrals have been made in the past and the Committee has not established any such rules or regulations.

    TERMINATION AND AMENDMENT. The Performance Bonus Plan will be in effect until terminated by the Committee, which it may do at any time. The Committee also may amend the Performance Bonus Plan from time to time, with or without notice. Section 162(m) currently requires shareholder approval of certain material amendments to the Performance Bonus Plan, such as a change in the method of determining the maximum amount of the participant's bonus and a change in the class of persons eligible to participate in the Performance Bonus Plan, in order to qualify for exclusion from the deductibility limitations of
Section 162(m).

                                   * * * * *

    The Committee believes that the Performance Bonus Plan establishes appropriate objective guidelines for establishing special incentive compensation for our executive officers. As noted in the "Report of Compensation and Stock Option Committee on Executive Compensation" above, the Committee will continue to consider qualitative or other factors not included in the Performance Bonus Plan in making executive compensation decisions, including base salary and annual and long-term incentive award determinations.

    A majority of the affirmative votes cast by the holders of the shares of WorldCom group stock, MCI group stock, and Series D, E and F convertible preferred stock, voting as a single voting group, represented in person or by proxy at a meeting where a quorum is present, is required to approve the performance goals and amendment to the maximum bonus provision of the Performance Bonus Plan. A majority of the votes entitled to be cast constitutes a quorum. Shares voted to "abstain" will be considered to be present for purposes of establishing a quorum but will have no effect on the vote. Shares as to which a broker indicates it lacks authority to vote on Item 2 and which are not voted will be considered not present for purposes of determining the existence of a quorum and the requisite vote.

    Our board of directors recommends a vote "FOR" approval of the performance goals and amendment to the maximum bonus provision of the Performance Bonus Plan.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    Our current independent public accountants are Arthur Andersen. Representatives of Arthur Andersen are expected to attend the annual meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders. In light of the recent highly publicized events involving Arthur Andersen, our board of directors and audit committee are continuing to monitor the status of Arthur Andersen, and will take whatever action is necessary to insure the continuity of our auditing function, including the appointment of a different independent auditing firm if such a change is determined to be in our best interest.

                              REPORT ON FORM 10-K

    A copy of our annual report on Form 10-K for the period ended December 31, 2001, filed with the SEC (including related financial statements and schedule) accompanies this notice.

                      FUTURE PROPOSALS OF SECURITY HOLDERS

    All proposals of security holders intended to be presented at the 2003 annual meeting of shareholders must be received by us at the address indicated below not later than December 24, 2002, for inclusion in our 2003 proxy statement and form of proxy relating to the 2003 annual meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

    Our bylaws contain advance notice provisions relating to proposals of business and nominations of directors at meetings of shareholders. Under the bylaws, in order for a shareholder to nominate a candidate for director at an annual meeting, timely notice of the nomination must be given to and received by us in advance of the meeting. Ordinarily, such notice must be given and received not less than 120 nor more than 150 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given and received not earlier than 150 days prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the board of directors is increased. The shareholder submitting the notice of nomination must describe various matters as specified in the bylaws, including the name and address of each proposed nominee, his or her occupation and number of shares held, and certain other information.

    In order for a shareholder to bring other business before an annual meeting of shareholders, timely notice must be given to and received by us within the time limits described. Such notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefor and other matters specified in the bylaws. The board of directors or the presiding officer at the meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The articles of incorporation and bylaws also set forth specific requirements and limitations applicable to nominations and proposals at special meetings of shareholders.

    A shareholder proponent must be a shareholder who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any such notice must be given to our Secretary, whose address is 500 Clinton Center Drive, Clinton, Mississippi 39056. Any shareholder desiring a copy of the articles of incorporation or bylaws will be furnished a copy without charge upon written request to our Secretary. The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate from and in addition to the SEC's requirements that a shareholder must meet to have a proposal included in our proxy statement for an annual meeting.

                                 OTHER BUSINESS

    We are not aware of any business to be brought before the annual meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their best judgment.

    IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

    The SEC has adopted amendments to the proxy rules permitting companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as "householding," should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. We are not householding materials for our shareholders in connection with the annual meeting, however, we have been informed that certain intermediaries will household proxy materials. This means that only one copy of our proxy statement and annual report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number:
WorldCom, Inc., Investor Relations, 500 Clinton Center Drive, Clinton, Mississippi 39056, (877) 624-9266. If you want to receive separate copies of our annual report on Form 10-K and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

                                 MISCELLANEOUS

    We will pay the cost of soliciting proxies in connection with the 2002 annual meeting. In addition to solicitation by use of the mails, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile or other means, or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses. Our transfer agent, The Bank of New York, has agreed to assist us in connection with the tabulation of proxies. In addition, we have retained MacKenzie Partners, Inc. to assist with the solicitation of proxies, the estimated cost of which is approximately $5,000, plus expenses.

    Shareholders are urged to mark, sign and send in their proxies without delay.

                                       By Order of the Board of Directors
                                        Scott D. Sullivan
                                        SECRETARY

Clinton, Mississippi
April 22, 2002

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                                 WORLDCOM, INC.
                             PERFORMANCE BONUS PLAN

I.  PURPOSE.

    The WorldCom, Inc. Performance Bonus Plan (the "Plan") was originally established as of March 5, 1997 to provide a bonus for certain executive personnel who are instrumental in the profitability of WorldCom, Inc. (the "Company"). The Plan is hereby amended and restated effective January 1, 2002 to read as provided herein. References herein to the Plan from and after the effective date hereof shall mean the Plan as amended and restated hereby. Any bonus under the Plan shall be in addition to any other bonus payable to a participant. The efficacy of this Plan, as amended and restated effective January 1, 2002, and the payment of any bonus hereunder for 2002 and later years are expressly contingent on the requisite approval by the shareholders of the Company.

II. ADMINISTRATION.

    The Plan is administered by the Compensation and Stock Option Committee of the Company, such other committee as may be designated by the Board of Directors of the Company or a subcommittee of the committee involved as may be designated by said committee (hereinafter such committee or subcommittee, as applicable, is referred to as the "Committee"). The Committee shall be comprised solely of two or more outside directors of the Company (as defined in Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")). The Committee, subject to the approval of the full Board of Directors if so determined by the Committee or the Board of Directors, has sole and complete discretion and authority with respect to the Plan and its application.

III. ELIGIBILITY FOR PARTICIPATION.

    The Plan establishes a participating group of eligible employees comprised of the Chief Executive Officer of the Company and such other executive officers of the Company, if any, as the Committee may determine as hereinafter provided (the "Executive Group"). The Committee, in its sole discretion, shall determine the identity of eligible employees assigned to the Executive Group (hereinafter a "Participant"). Unless otherwise determined by the Committee, in order to be eligible to participate in this Plan, a person must be employed by the Company at the time of the Committee's certification described in Article IV, below.

IV. DETERMINATION OF BONUS.

    The award of a bonus to a Participant under the Plan for a particular period is predicated on the achievement by the Company of one or more performance goals for such period, as determined by the Committee. Not later than the latest date permissible under Section 162(m) of the Code, for each period for which a bonus may be paid, the Committee shall establish in writing (a) a maximum bonus for each Participant, which shall not exceed with respect to any calendar year the greater of $1,000,000 or (i) in the case of the Chief Executive Officer, 150% of the highest aggregate amount of bonuses awarded for any one of the five immediately preceding calendar years to the Chief Executive Officer (or his predecessor), and (ii) in the case of any other Participant, 150% of the highest aggregate amount of bonuses awarded for any one of the five immediately preceding calendar years to any Participant (other than the Chief Executive Officer), and (b) one or more performance goals for such period which must be met as a precondition to the payment of a bonus. For purposes of determining the maximum bonus in accordance herewith, the value of any shares of common stock of the Company or options to acquire such common stock (as established by the rules and regulations of the Committee as herein provided) received pursuant to an election contemplated hereby in lieu of any bonus otherwise to be awarded under the Plan and/or the amount of any bonus the receipt of which is deferred as herein provided shall be considered a bonus awarded for the year as to which such election or deferral relates. Such goal(s), which may differ for each Participant, shall be based on one or more of the following measures of the Company's performance (on an actual or pro forma basis):

1.  Return on net assets,

2.  Return on equity,

3.  Revenues,

4.  Return on revenues,

5.  Cash flow,

6.  Market value of the common stock of the Company,

7.  Earnings, and/or

8.  Billings under one or more service agreements with customer(s).

    As soon as administratively feasible after the end of each relevant period, the Committee shall convene to determine whether, in fact, the previously established performance goal(s) has/have been met for such period. The Committee shall certify in writing to the full Board of Directors whether the performance goal(s) has/have been met for such period prior to payment of any bonus.

    If the Committee determines that the performance goal(s) has/have been met for such period, each Participant may receive a bonus which shall not exceed the maximum amount established by the Committee.

    All determinations of assets, revenues, earnings, cash flow and equity shall be derived from financial statements prepared in accordance with generally accepted accounting principles consistently applied in accordance with past accounting practices and all determinations of billings shall be derived from invoices sent by the Company.

V.  AMOUNT AND DISTRIBUTION OF THE BONUS.

    After certifying that the performance goal or goals for a particular period have been met, the Committee will then decide whether each Participant will receive his or her maximum bonus or some lesser amount (or no bonus at all). Except as otherwise provided herein, the Committee's decision regarding the amount of a Participant's bonus shall be made in the sole discretion of the Committee.

    Unless otherwise determined by the Committee or deferred as hereinafter referenced, distribution of bonuses determined under the preceding paragraph shall be made as soon as practicable after the Committee's certification described in Article IV, above. All bonuses hereunder shall be payable in cash, subject to any right to elect otherwise as hereinafter referenced.

    If and as determined by the Committee, a Participant may elect to receive, in accordance with rules and regulations established from time to time by the Committee, shares of common stock of the Company and/or options to acquire such shares of common stock in lieu of some or all of any bonus otherwise to be awarded under the Plan. The Company may give a Participant the right to defer, in accordance with rules and regulations established from time to time by the Committee, the receipt of some or all of any bonus awarded under the Plan.

VI. CONTINUITY OF THE PLAN.

    Although it is the present intention of the Company to continue the Plan in effect for an indefinite period of time, the Company reserves the right to terminate the Plan in its entirety at any time, with or without notice, or to amend the Plan as it exists from time to time, with or without notice, through resolution of the Committee.

VII. MISCELLANEOUS PROVISIONS.

1. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

2. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any bonuses hereunder. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a bonus under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

3. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

4. The Plan, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the internal laws of the State of Mississippi.

    IN WITNESS WHEREOF, the Compensation and Stock Option Committee of the Company has adopted this Amended and Restated Plan as of January 1, 2002.

                                                       WORLDCOM, INC. COMPENSATION AND
                                                       STOCK OPTION COMMITTEE

                                                       By  /s/ Stiles A. Kellett, Jr.
                                                           ------------------------------------------
                                                           Stiles A. Kellett, Jr., Chairman

                                [WORLDCOM LOGO]

                            500 CLINTON CENTER DRIVE
                           CLINTON, MISSISSIPPI 39056

                         ANNUAL MEETING OF SHAREHOLDERS
                             THURSDAY, MAY 23, 2002











                          PROXY/VOTING INSTRUCTION CARD
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby with respect to all shares of WorldCom group common stock, MCI group common stock and series D, series E and series F convertible preferred stock of WorldCom, Inc. (the "Company") which the undersigned may be entitled to vote, constitutes and appoints Bernard J. Ebbers and Scott D. Sullivan, and each of them, with full power of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Company, to be held on Thursday, May 23, 2002, commencing at 10:00 a.m. local time, at 500 Clinton Center Dr., Clinton, Mississippi, and at any and all adjournments or postponements thereof, according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the matters listed below, as more fully set forth in the Proxy Statement of the Company dated April 22, 2002, receipt of which is hereby acknowledged.

         THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE PROPOSALS.

                                         WorldCom, Inc.
                                         P.O. Box 11494
                                         New York, NY  10203-0494



(Continued, and to be signed and dated on the reverse side.)


[GRAPHIC OMITTED]

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
*  Use any touch-tone telephone.      O    *  Go to the website address listed above.    O   *  Mark, sign and date your
                                      R                                                  R      proxy card.
*  Have your proxy/voting                  *  Have your proxy/voting instruction card
   instruction card ready.                    ready.                                         *  Detach your proxy/voting
                                                                                                instruction card.
*  Enter your Control Number               *  Enter your Control Number located in the
   located in the box below.                  box below.
                                                                                             *  Return your proxy/voting
                                                                                                instruction card in the
*  Follow the simple recorded              *  Follow the simple instructions on the             postage-paid envelope provided.
   instructions.                              web site.

Proxy Statement is available on WorldCom                              Your telephone or Internet vote  authorizes the named proxies
web site: http://www.worldcom.com/annual                              to vote your shares in the same manner as if you marked,
                                                                      signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone, there is no need for you to mail back your proxy card.

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                               CONTROL NUMBER FOR
                          TELEPHONE OR INTERNET VOTING

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1-866-388-1537

CALL TOLL-FREE TO VOTE

           (down arrow)        DETACH PROXY/VOTING INSTRUCTION CARD HERE     (down arrow)
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SIGN, DATE AND RETURN THE                 VOTES MUST BE INDICATED (X)
PROXY/VOTING INSTRUCTION CARD             IN BLACK OR BLUE INK.       | |
PROMPTLY USING THE ENCLOSED
ENVELOPE

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1.  ELECTION OF DIRECTORS                 FOR all nominees | |    WITHHOLD AUTHORITY to vote | |     *EXCEPTIONS | |
                                          listed below            for all nominees listed below

Nominees: 01-James C. Allen, 02-Judith Areen, 03-Carl J. Aycock, 04-Max E. Bobbitt, 05-Bernard J. Ebbers, 06-Francesco
Galesi, 07-Stiles A. Kellett, Jr., 08-Gordon S. Macklin, 09-Bert C. Roberts, Jr., 10-John W. Sidgmore and 11-Scott D. Sullivan.
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT
NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
*Exceptions_________________________________________________________________________________________________________________________
THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 2.

2.  Approval of the performance goals and amendment to the maximum bonus provision of the Amended and Restated WorldCom, Inc.
    Performance Bonus Plan.                                              | | FOR          | | AGAINST        | | ABSTAIN

3. In their discretion with respect to such other business as properly may come before the meeting or any adjournments thereof.

Please sign exactly as name(s) appear on this proxy/voting instruction card.
When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED ______________________________, 2002

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Signature of shareholder or authorized representative

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Signature (if held jointly)


I agree to access future Proxy Statements and Annual Reports via Internet   | |

Address Change and or Comments Mark Here  | |

If You Have Comments Mark Here | |
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SIGN, DATE AND RETURN THE PROXY/VOTING INSTRUCTION CARD PROMPTLY USING THE
ENCLOSED ENVELOPE